UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  October 16, 2007

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Mark Loughridge’s third quarter earnings presentation to securities analysts on October 16, 2007.  Certain reconciliation and other information (“Non-GAAP Supplementary Materials”) for this presentation was included in Attachment II to the Form 8K that IBM submitted on October 16, 2007, which included IBM’s press release dated October 16, 2007.  All of the information in Attachment I is hereby filed except for the information set forth below, which is furnished but not filed:

The following statement on page 2: “or 6 percent excluding the divested printer business.”

The following statements on page 4:

“but up 8 percent excluding the additional interest expense from the ASR.”

“And if you exclude the additional interest expense, net income was up 11 percent and margin up 4 tenths.”

The following statement on page 15:  “Without the divested printer business, revenue was down 6 percent year-to-year.”

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 17, 2007

By:	/s/ Timothy S. Shaughnessy

Timothy S. Shaughnessy
Vice President and Controller

Attachment I

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Mark Loughridge, IBM’s Senior Vice President and Chief Financial Officer.  Thank you for joining our third quarter earnings presentation.

By now, the opening page of the presentation should have automatically loaded, and you should be on the title page.  The charts will automatically advance as we move through the presentation.  But, if you prefer to manually control the charts, at any time you can un-check the synchronize button on the left of the presentation.

The prepared remarks will be available in roughly an hour, and a replay of this webcast will be posted to our Investor Relations website by this time tomorrow.

Let me remind you that our presentation includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K submitted to the SEC.

I’ll also remind you that certain comments made in this presentation may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, I’ll turn the call over to Mark Loughridge.

3Q Summary

Thanks for joining us today.  This quarter I want to give you an assessment of the quarter right up front.  We’ll discuss what went well, where we could have done better, and what it means for the full year.

Let me start with areas where we had really strong performance.

Both Services businesses were outstanding, with the best overall revenue growth in four years.  Performance was broad based in all categories with growth in every geography, every sector, and every line of business.

Global Technology Services revenue was up 13 percent, profit was up 26 percent.  Global Business Services revenue was up 16 percent, and profit was up 29 percent.

These results reflect a number of actions that we’ve been taking to accelerate our revenue growth while improving our profitability.  And we expect this momentum to continue into the fourth quarter.

So we had a great quarter in our services business.

In software we had good performance in small and medium sized transactions, but several large contracts didn’t close at the end of the quarter.  So frankly, we could have done better here.  In the fourth quarter we expect improved software revenue performance and double-digit profit growth.

In Systems and Technology we were impacted by product transitions and tough comparisons in System z.  Revenue was down 10 percent, or 6 percent excluding the divested printer business.  We look for typical sequential improvement from third to fourth quarter, but relatively flat performance year-to-year without printers, and then a return to growth in the first quarter of 2008.

Growth by sector varied.  Public Sector was very strong, but Financial Services Sector experienced a slowdown in September.  We’ll talk about this some more later in the call.

The performance across our geographies was more balanced. Asia’s strong performance continued, up 9 percent; Europe’s growth was solid, up 11 percent; and, Americas was up 4 percent.

Overall the IBM business model delivered earnings per share growth of 16 percent.

As we saw the quarter develop, we took the right actions to manage our way through an uncertain economic environment including a disciplined focus on spending and productivity while maintaining investment in high-growth areas.

All in all, we feel good about meeting our earnings objectives in the third quarter, and we remain on track for the full year.

Now, let’s turn to the income statement.

Financial Summary

First of all, we delivered revenue of $24.1 billion, an increase of 7 percent as reported and 3 percent at constant currency.  Our gross margin was down 7 tenths of a point.  About two-thirds of this decline is due to mix shift among the segments, and about a third is due to lower margin in our Software business.

Expense was up 6 percent.  This is a substantial improvement from our recent quarters, and the result of the actions we’ve taken to manage spending and drive productivity.

Pre-tax income was up 3 percent, but up 8 percent excluding the additional interest expense from the ASR.

We recorded a tax rate of 28 percent and net income was up 6 percent.  And if you exclude the additional interest expense, net income was up 11 percent and margin up 4 tenths.

Our share count was down 8 percent. There was no incremental share repurchase in the quarter, obviously, following a significant ASR in the second quarter.  And bottom line, we delivered $1.68 of EPS, growth of 16 percent year-to-year.

That puts us, on a year-to-date basis through September, with earnings per share also up 16 percent and a solid contribution to delivering on our roadmap for 2010.

Now, let’s start peeling back our revenue, and we’ll start with geographic revenue and then look at the sector dynamics.

Geographic Revenue

The Americas revenue growth was 3 percent at constant currency.  Our U.S. growth was also 3 percent with differentiation by sector.

We had strength in Public Sector which was up double-digits; however, we had weakness in Financial Services Sector, down year-to-year.

Europe had more steady performance, up 11 percent as reported and 4 percent at constant currency.

Most major countries were up at constant currency led by Germany and Spain, which were each up over 5 percent.

The market environment continues at a moderate IT spend rate.

Asia Pacific again had our best performance at constant currency, up 9 percent as reported and 6 percent at constant currency.

Asia Pacific economy remains strong, led by India, ASEAN, China and Australia, New Zealand.  We had solid contribution from all of these regions, where we continue to accelerate our investments.

Japan’s revenue, at approximately a half of Asia Pacific revenue, was essentially flat.  In Japan, the growth that we’ve seen in Services and Software continues, but it was mitigated by declines in our Systems business.

Emerging countries are leading growth in the global economies.

In the third quarter, our revenue in Brazil, Russia, India and China grew 19 percent as reported and 10 percent at constant currency.

Three of the four countries continued very strong growth.  China and Russia were both up over 20 percent at constant currency, and India once again was up over 30 percent.

Brazil declined, however, this quarter, at constant currency after double-digit growth in the third quarter last year.  So it was more an issue of compares than performance.

We remain committed to driving growth in excess of the market rate in these emerging countries over the long term, with an objective of doubling the revenue by 2010.  And given our performance this year, we’re on track to this objective.

IBM’s geographic mix provides diversification and the ability to capitalize on these fast-growing emerging markets.

Sector Revenue

Now let’s spend a minute on revenue by sector.  I think the dynamics provide some perspective on our overall revenue performance.

Now, we have several key sectors, the largest of those being the Financial Sector, SMB and Public.

The strongest performance came from Public Sector, and growth has been fairly consistent over the course of the year.

We had solid growth in government, healthcare and education, with broad-based strength in government which is the largest of the three.

We’re seeing increased demand as federal, state and local government agencies are investing in IT for operational efficiencies.

The weakest sector performance was in the Financial Services Sector.  By geography, the impact was most pronounced in the U.S.  By brand, the largest impact was in System z, facing a difficult compare.  Outside of this, Financial Services Sector revenue performed in a more typical range.

As we move into the fourth quarter, the focus will be on closing deferred deals and new fourth quarter opportunities.  And we’ll also capitalize on opportunities in other sectors leveraging our broader capabilities.

So now let’s move on to Expense.

Expense Summary

Total Expense and Other Income increased 6 percent, so we had modest year-to-year improvement in our expense-to-revenue ratio.  This was a substantial improvement to growth rates over the last few quarters, and the result of actions we’ve taken to manage spending in the current environment.

Now, last quarter I told you that we expected between 7 percent and 9 percent growth in expense in the second half.  We frankly did even better than that in the third quarter with 6 percent growth.

If you peel back the 6 percent growth in the third quarter, you’ll see that approximately 3 points of the growth was due to currency.  I estimate about 5 points of the growth is acquisitions, so as a result, what I’d call operational expense was 2 percent better year-to-year.  And remember this includes the incremental interest expense from the ASR.

So how did we do that?  Well, first in the middle of last year, you know we started to ramp investments and resources in Software and Services and in emerging markets.  But I think in a sense we funded these investments through a very disciplined approach to expense management.

We focused on driving productivity from our sales teams as well as our support functions.  If you take my function, by the way, in the Finance area, 40 percent of our resources will be in Global Support Centers by the end of next year.

We’ve also tightly managed our discretionary spending while continuing to invest in areas that will drive growth over time, especially in emerging countries.

I want to mention one item that significantly impacted our profit growth this quarter.  Our Retirement Related Plans generated about $650 million of cost and expense in the quarter, an increase of almost $60 million year-to-year.

And finally, our tax rate was 28 percent this quarter, down slightly from the first half rate.

Cash Flow Analysis

Moving on to Cash Flow, our year-to-date Free Cash Flow was $5.2 billion, a $1.2 billion increase from last year.  Our year-to-year cash performance was driven by growth in net income and lower funding actions for retirement related plans.

In the quarter, our Free Cash Flow was $2.6 billion, down about $100 million sequentially.  But we maintained our capital investments required for our long-term growth.

Year-to-date through September, we returned $20 billion to investors through share repurchase and dividends.  Share repurchase is obviously on hold during the quarter as the ASR remains in the covering period.

We settled our first of the three contracts this quarter for outflow of about $150 million.  And our average diluted shares year-to-date were 1.5 billion, down 6.2 percent from a year ago.  We also distributed $1.6 billion as dividends.

So now let’s turn to the balance sheet.

Balance Sheet

Cash on hand is $13.8 billion, driven by continued strong earnings with no share repurchase this quarter.

Two-thirds of the $35.3 billion of debt is to support our Global Financing business leveraged at an appropriate 6.8 to one.

The other third of our debt, the non Global Financing debt, decreased $300 million.  This brings our debt-to-cap from 47 percent to 40 percent in one quarter.  Now, we expect to maintain that leverage on a long-term basis in the range of 20 percent to 30 percent debt-to-capital, and we’ve made good progress towards managing leverage to our target range.

This quarter we paid off $500 million of the $11.5 billion term loan associated with the ASR, and refinanced $4.6 billion with $2.6 billion of term debt and $2 billion of commercial paper.

We have very good access to the credit markets, and we benefit from the market’s flight to quality.  Let me give you an example.  We can issue one-month commercial paper now at 30 basis points below LIBOR.

Our ability to access long-term debt in the capital markets also remains strong.  For example, this quarter we issued a $3 billion 10-year bond.  It’s the largest single debt issuance for IBM.  Credit investors were very supportive of our issue.  It was over-subscribed by a multiple of two.

The balance sheet remains strong, and we are positioned to support the business over the long term.

Segment Revenue and Pre-Tax Margin

Now, before going into each of the segments, I want to give you an overview.

You can see the strength in the services segments, mitigated by declines in the Systems and Technology Segment.

Our pre-tax margin of the sum of the segments is up 3 tenths of a point year-to-year, excluding the incremental interest expense for the ASR, which is held at the IBM level.

We’ll now start with the segment details starting with Global Services.

Global Services Segments

Both Services segments delivered powerful results for this quarter: double-digit revenue growth, profit growth of 27 percent, and pre-tax margin approaching 11 percent.

Total Services revenue was $13.7 billion, up 14 percent as reported and 10 percent at constant currency.

Signings were $11.8 billion, up 12 percent year-to-year.  Long-term signings were up 29 percent, while short-term signings were down 5 percent.  Nine deals were larger than $100 million and the backlog remained at $116 billion, up $7 billion year-to-year.

This was a very good quarter for Services, and we’ve made considerable progress implementing our strategies across our global offerings.

Starting with Global Business Services, revenue was up 16 percent as reported and up 12 percent at constant currency.  Transformational actions we’ve taken over the past two years are paying off in a big way, and driving profitable growth.

We’re benefiting from trailing 12-month short-term signings growth of 6 percent and long-term growth of over 80 percent.

We had growth in all geographies and all sectors.

Looking at the sectors we saw the strongest performance in Communications, Distribution, Public and SMB.

From an offering perspective, Financial Management Services, Human Capital Management and Supply Chain were the strongest.

We’re also making good progress in our AMS business, and we continue to have success building out our global capabilities.

We believe we’ve gained share this quarter in both core consulting and application management services.

Global Business Services pre-tax profit was up nearly 30 percent and margin was 10.7 percent — an improvement of 1.3 points year-to-year.  This is the ninth consecutive quarter of margin improvement.  Margin expansion was primarily driven by ongoing productivity and utilization initiatives, and good expense management.

Now, turning to Global Technology Services, total revenue was up 13 percent and 9 percent at constant currency.  It was the best performance in some time.  GTS delivered double-digit revenue growth across all geographies, all sectors and all lines of business.

Strategic Outsourcing revenue was up 10 percent.  Signings were up 46 percent.  Revenue growth is benefiting from three areas: good signings performance over the past 12 months, continued lower erosion which is a reflection of our focus on delivery capabilities, and sales of new business into our existing accounts.

Business Transformation Outsourcing is up 27 percent as reported, though signings were down 66 percent.  As mentioned in the past, these signings can be very inconsistent by quarter.

Our Integrated Technology Services revenue is up 15 percent while signings were down 3 percent.  The revenue growth we’ve seen the last few quarters has been driven primarily by signings growth in 2006 and the first half of 2007.  The acquisition of Internet Security Systems also contributed to the revenue growth in the quarter.

Our Maintenance business was up 13 percent.  This growth includes the services provided to Ricoh InfoPrint, which contributed about 7 points of growth in the quarter.

Our Global Technology Services pre-tax profit was up 26 percent, and margin was 10.8 percent — up 1.2 points year-to-year and up 2.2 points sequentially.  A very strong performance.

When you look at margin expansion, it was really driven by benefits from restructuring, productivity improvements and good revenue growth.

Let’s conclude with a discussion of the broad-based improvements that the services teams have made in the past few years.

Within Global Technology Services, we revamped the ITS business around the globe, driving improved revenue performance.  We strengthened the SO business; this is reflected in signings growth, lower levels of erosion and growth from our existing customers, creating a much stronger portfolio of business.

And more recently, GTS tackled the margin issue, not only improving year-to-year but getting overall margin above 10 percent.

Within Global Business Services, over the past few years the GBS team has implemented a transformation of their operations, designed to improve profitability and position the business for profitable growth.

This included restructuring actions in under-achieving regions, deployment of global resources management tools, rapid growth of our Global Delivery Centers, and increased focus on deal selectivity.

The result has been consistent improvements in utilization, better contract quality and increased profit margins.  And as we’ve seen in the past few quarters, profitable growth.

We feel great about how this business is now positioned.  This is the best all around Services performance that we’ve seen in a long time.

Systems and Technology Segment

Systems and Technology revenue of $4.9 billion was down 10 percent year-to-year, or 13 percent at constant currency.  Without the divested printer business, revenue was down 6 percent year-to-year.

In the 3rd quarter, many of our servers were impacted by product transitions: System z is well into a very successful product cycle, Systems p and i are transitioning to POWER 6, and System x awaits new quad-core processors from Intel and AMD.

Let me take you through the brands.

The biggest change from recent performance was in System z, with revenue down 31 percent and MIPS down 21 percent.

Like I said up front, we were up against a particularly strong third quarter of 2006, which had revenue growth of 25 percent.

We knew we had tough compares going into the quarter, and we had opportunities lined up to drive better performance, but a number of these large deals simply didn’t close in September.

We have had a long and successful technology cycle in System z, with eight consecutive quarters of MIPS growth.  We continue to work with our customers to help them manage their computing requirements, and provide attractive migration offerings to transition to the next generation.

System p grew 6 percent and really did pretty well, with particular strength in Americas and AP.

Strength in the new POWER6 midrange server helped drive the fifth consecutive quarter of growth. System p continues to leverage POWER technology leadership, gaining 11 points of share since 2001.

System x servers grew 6 percent, and blades grew 8 percent

Customers in the high-end of x are evaluating the new quad-core processors which are scheduled for fourth quarter availability.

In addition to these new high end servers, our recently announced BladeCenter S for the SMB marketplace will be available in the fourth quarter.

In Storage, tape had another good quarter, up over 7 percent, while disk declined 3 percent, primarily in the midrange. Total Storage revenue was up 1 percent.

Storage hardware is really a part of a larger total storage solution, and some of the value in these solutions has been evolving in other segments.

As an example, storage software, which is in Tivoli, grew 16 percent this quarter.

With 29 percent growth, our market leadership in Retail Store Solutions was extended again this quarter. This is the seventh consecutive quarter of share gains.

Microelectronics revenue was down, driven again by game processors.  We continue to pursue opportunities in other high growth segments.

When you look at gross profit margin in Systems and Technology, it was up three tenths of a point, with the largest contribution coming from System p.  We also had margin expansion in Systems z and x.

In System z, we’ve reduced cost, as well as driving a more profitable product mix, to improve our gross profit margins despite the revenue decline.

Gross margin expansion in System x was driven by improved supply chain execution, which also resulted in faster delivery times and lower inventory.

Pre-tax margin was up quarter-to-quarter but down slightly year-to-year.

So to sum up Systems and Technology:

We have product transitions underway and, in addition, we had a number of deals that did not close in the quarter.

In System z, we are helping our customers move to the new technology by developing attractive migration offerings.

With these actions and product enhancements, we are looking for more stable performance in the fourth quarter, and improved performance in the first quarter of 2008.

Software Segment

Software segment revenue of $4.7 billion was up 7 percent as reported and 3 percent at constant currency.  Branded middleware grew 8 percent, 4 percent at constant currency.  Now remember that branded middleware faced a strong compare; the prior year was up 20 percent.

So let me peel back the performance by transaction size.

If you look at small deals, under a half million, and medium-sized deals, $500K to a million, we had good success in closing these transactions.

But a number of large deals did not close in the quarter.  Even a handful of these would have made a difference in the quarter.  Now, we’re still pursuing these and they remain opportunities for us in the fourth quarter.

Now, let me go through the brands.

WebSphere grew 10 percent driven by deployments of web-enabled applications and SOA, while Information Management grew 9 percent.

Tivoli grew 5 percent against 44 percent growth in 3Q06.

Storage virtualization software did particularly well, and customers are benefiting from significant storage efficiency improvements.

Lotus grew 9 percent with double-digit growth in our Notes Domino product family.

This is the twelth consecutive quarter of revenue growth for our Lotus group.  Our latest version of Lotus Notes, Lotus Notes 8.0, was delivered this quarter.

Rational grew 3 percent; the performance and functional testing software did well, reflecting the strength of our internally developed product set.

We’re also continuing to invest in software as we’ve completed four acquisitions this quarter: Watchfire in Rational, Princeton Softech and Data Mirror in Information Management, and WebDialogs in Lotus.

Software PTI margin declined reflecting the impact of acquisitions.

With our strong product set and deal pipeline entering the quarter, we expect significant improvement in the fourth quarter.

EPS Bridge

Let me wrap up with a simple variance analysis of our earnings growth starting with revenue.

We had exceptional performance in Services with double-digit growth in both Global Technology Services and Global Business Services.

Software performance in smaller transactions was solid, but overall growth was impacted by the deferral of a number of large transactions at the end of September.

Systems and Technology declined with weakness in September, particularly in System z transactions and resulted in performance that was frankly below our expectations.

Now, overall, revenue growth was 7 percent and at constant mix and margin this would contribute 10 of the 23 cents of year-to-year EPS growth.

Next, let’s look at margin and expense performance.  While gross margin declined primarily due to mix, it was more than offset by an improvement in our expense-to-revenue ratio.

We took appropriate action to manage our expense this quarter, and to address efficiency of our sales force and our support functions while continuing to invest in our growth initiatives.

And while we had additional interest expense related to our Accelerated Share Repurchase, for an impact of 7 cents per share, this was more than offset by the share repurchases bolstered by the ASR which contributed 14 cents to growth for the quarter.

Finally, our tax rate was down 200 basis points for a 4 cent impact.

So to net it out, even in an uncertain economic environment, by leveraging the strength and breadth of the business model we delivered very strong earnings per share growth of 16 percent.

With our year-to-date performance, and assuming a stable economic environment, we believe the current average of analysts’ earnings per share estimates for the fourth quarter is reasonable at 15 percent growth, and results in a full year that is consistent with our full-year objectives.

IBM Well-Positioned in Current Environment

Now, before going to the Q&A, I want to give you a sense of why we feel confident in our business in this type of environment.

We have substantial global reach and presence.

We operate in 170 countries, and more than 60 percent of our revenue is outside the U.S.

Asia Pacific remains our fastest-growing geography, and Europe performance has been steady.

We continue to invest aggressively in emerging countries to capture the growth in these markets and tap into their skill base to deliver global solutions.

We have a broad mix of businesses.  Our hardware, software and services businesses provide a strong and balanced base of operations.

And we have strong annuity businesses.  These businesses, like Strategic Outsourcing, and Software, and Maintenance, represent about half of IBM’s revenue.  These provide stable sources of profit and more importantly, cash.

We currently have momentum in these businesses with strong Services backlog, improving Services profitability and leading Software capability.  These annuity businesses provide a tremendous advantage.

We’ve got a very solid balance sheet.  We have substantial financial flexibility.  As an example, look at this quarter.  We were able to reduce our debt-to-cap from 47 percent to 40 percent, and we still ended the quarter with $13.8 billion of cash on hand.

Finally, we take a very disciplined approach to cost and expense management as we continue to invest in key growth opportunities.

2007 Performance Metrics 3Q YTD

Now, this business model is designed to drive sustainable profit and cash performance over the long term.  So let me put our 2007 performance in the context of our 2010 roadmap.

For the first three quarters of the year, we have delivered 7 percent revenue growth, grew net income 9 percent and expanded margin.  Earnings per share grew 16 percent, and Free Cash Flow was up over 30 percent.

It’s a great start towards our 2010 objective.

Now, Patricia and I will take your questions.

Closing

Thanks, Mark.

Before we begin the Q&A let me comment on two items.

First, we have supplemental charts at the end of the deck that complement Mark’s prepared remarks.

Also, as always, I’d ask you to refrain from multi-part questions to allow us to take questions from more callers.

Operator, please open it up for questions.